UNIT PURCHASE AGREEMENT

                                  by and among

                             GOTHAM PARTNERS, L.P.,

                           Gotham Partners III, L.P.,

                           Gotham HOLDINGS II, L.L.C.

                                       and

                         HIGH RIVER LIMITED PARTNERSHIP



                            dated as of March 1, 2003






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                                TABLE OF CONTENTS

                                                                            Page

Article I    PURCHASE AND SALE; CLOSING........................................1
   1.1      PURCHASE AND SALE..................................................1
   1.2      PURCHASE PRICE.....................................................1
   1.3      CLOSING............................................................1
   1.4      ADDITIONAL PURCHASE PRICE..........................................1
   1.5      NET WORTH..........................................................1

Article II   REPRESENTATIONS AND WARRANTIES OF SELLERS.........................2
   2.1      ORGANIZATION OF SELLER.............................................2
   2.2      AUTHORITY..........................................................2
   2.3      TITLE..............................................................2
   2.4      NO CONFLICTS.......................................................2
   2.5      UNITS..............................................................2

Article III  REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................2
   3.1      ORGANIZATION OF PURCHASER..........................................2
   3.2      AUTHORITY..........................................................3
   3.3      NO CONFLICTS.......................................................3

Article IV  ASSIGNMENT AND ASSUMPTION..........................................3

Article V  DEFINITIONS.........................................................3

Article VI  STANDSTILL.........................................................5

Article VII  MISCELLANEOUS.....................................................6
   7.1      ENTIRE AGREEMENT...................................................6
   7.2      WAIVER.............................................................6
   7.3      AMENDMENT..........................................................6
   7.4      NO THIRD PARTY BENEFICIARY.........................................6
   7.5      ASSIGNMENT; BINDING EFFECT.........................................7
   7.6      HEADINGS...........................................................7
   7.7      INVALID PROVISIONS.................................................7
   7.8      GOVERNING LAW......................................................7
   7.9      COUNTERPARTS.......................................................7
   7.10     PURCHASER OBLIGATION...............................................7
   7.11     FURTHER ASSURANCES.................................................8
   7.12     LIABILITY..........................................................8
   7.13     NOTICES............................................................9
   7.14     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................9
   7.15     TERMINATION.......................................................10




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                  This UNIT PURCHASE AGREEMENT (the or this "Agreement"), dated as of March 1, 2003, is made and entered into by and among Gotham Partners, L.P., a New York limited partnership ("Gotham"), Gotham Partners III, L.P., a New York limited partnership, and Gotham Holdings II, L.L.C., a Delaware limited liability company (collectively "Sellers" and each a "Seller"), on the one hand, and High River Limited Partnership, a Delaware limited partnership ("Purchaser"), on the other hand. Capitalized terms not otherwise defined herein have the meanings set forth in ARTICLE V.

                  WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, 235,000 Units (the "Sale Units") of limited partnership interest in Hallwood Realty Partners, L.P. (the "Partnership"), on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
                           PURCHASE AND SALE; CLOSING

        1.1 PURCHASE AND SALE. Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, the Sale Units, on the terms and subject to the conditions set forth in this Agreement.

        1.2 PURCHASE PRICE. The purchase price for the Sale Units is $80.00 per unit, being an aggregate of $18,800,000 (the "Purchase Price"), payable in immediately available United States funds at the Closing in the manner provided in SECTION 1.3.

        1.3 CLOSING. The Sale Units will be delivered via a DTC-book entry transfer from the account of Sellers to the account of Purchaser, through Icahn & Co., Inc., against delivery of the Purchase Price in a transaction initiated on March 3, 2003.

        1.4 ADDITIONAL PURCHASE PRICE. If, on or prior to the date that is 36 months after the date hereof, Purchaser sells or otherwise transfers, or agrees (either orally or in writing) to sell or otherwise transfer, any of the Sale Units (other than a sale or disposition to an Affiliate of Purchaser where such Affiliate assumes the obligation to make the payment contemplated in this sentence with respect to any disposition of such Sale Units), Purchaser will pay to Gotham, as agent for all Sellers, within two business days following the sale or other transfer, the Additional Purchase Price, at an account designated by Gotham.

        1.5 NET WORTH. Purchaser agrees that, on and after the date hereof, until the termination of this Agreement, Purchaser shall maintain a net equity value based on fair market value of at least $500 million; provided, however, that Purchaser shall not be required to maintain such a net equity value if all of the liabilities, obligations and duties of Purchaser pursuant to this Agreement shall be assumed by a Person or Persons who, in the aggregate, shall maintain a net equity value based on fair market value of at least $500 million until the termination of this Agreement.

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                                   Article II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers hereby represent and warrant to Purchaser as follows:

        2.1 ORGANIZATION OF SELLER. Each Seller is an organization as contemplated above duly organized, validly existing and in good standing under the Laws of the place of its organization. Each Seller has full organizational power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to sell and transfer (pursuant to this Agreement) the Sale Units.

        2.2 AUTHORITY. The execution and delivery by each Seller of this Agreement, and the performance by such party of its obligations hereunder, have been duly and validly authorized by the applicable general partner, manager or other applicable body and no other organizational action on the part of any Seller or its partners or members is necessary to approve this transaction. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms.

        2.3 TITLE. The delivery of the Sale Units by each Seller to Purchaser in the manner provided in SECTION 1.3 will transfer to Purchaser good and valid title to the Sale Units, free and clear of all Liens other than Liens created by Purchaser.

        2.4 NO CONFLICTS. (a) The execution and delivery by each Seller of this Agreement does not, and the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of any Seller.

        2.5 UNITS.

            (a) As of the date hereof, Sellers are the Beneficial Owners of exactly 237,994 Units (including the Sale Units to be purchased hereunder).

            (b) To the best knowledge of Sellers after due inquiry, as of the date hereof, Sellers are not, and have not engaged in any arrangement, agreement, understanding or other transaction, either alone or together with their Affiliates or Associates (as defined in the Poison Pill) that has or will cause: (x) any of them to be, an "Acquiring Person" (as defined in the Poison
Pill), or (y) a "Trigger Event" (as defined in the Poison Pill).

                                  Article III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Sellers as follows:

        3.1 ORGANIZATION OF PURCHASER. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Pur-

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chaser has full organizational power and authority to execute and deliver this
Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby including, without limitation, to purchase (pursuant to this Agreement) the Sale Units.

        3.2 AUTHORITY. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and no other organizational action on the part of Purchaser or its partners is necessary to approve this transaction. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        3.3 NO CONFLICTS. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Purchaser.

                                   Article IV
                            ASSIGNMENT AND ASSUMPTION

        Effective at the Closing, and subject to the terms of the Partnership Agreement, each Seller transfers, assigns, conveys, grants and sets over to Purchaser, its successors and assigns forever, all of such Seller's right, title and interest as of such date in, to and under the Sale Units, including, without limitation, all rights to any distribution thereunder.

                                    Article V
                                   DEFINITIONS

            (a) DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

            "ADDITIONAL PURCHASE PRICE" means any Covered Profits on any sale or other transfer of any Sale Unit (each a "Covered Unit").

            "ADDITIONAL SIGNATORIES" means the persons executing this agreement on the signature page hereof below the caption "Additional Signatories".

            "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "AGREEMENT" means this Unit Purchase Agreement, as the same shall be amended from time to time.

            "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

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            "BENEFICIAL OWNER" has the meaning attributed to it in the Poison
Pill.

            "CLOSING" means the closing of the transactions contemplated by
SECTION 1.3.

            "CLOSING DATE" means the closing date of the transactions contemplated by SECTION 1.3.

            "CONTRACT" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract, including, without limitation, the Partnership Agreement.

            "CONTROL" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of any other person, whether through the ownership of voting securities, by contract, or otherwise.

            "COVERED PROFITS" means 50% of the net amount (after reasonable commissions, legal expenses and regulatory filing fees and expenses) derived by Purchaser and its Affiliates on the sale or other transfer of a Covered Unit in excess of the sum of: (i) $80.00 plus (ii) interest thereon accruing on a daily basis at a rate of 10% per annum (equitably adjusted for splits, stock dividends and similar events). For example: if Purchaser derives net proceeds of $100 on the sale of one Covered Unit that it has held for 18 months, then the "Covered Profit" on that Covered Unit would be $4.00 computed as follows:

                   $80.00 + $12.00 (accrued interest) = $92.00
                            $100.00 - $92.00 = $8.00
                               $8.00 x 50% = $4.00

            "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

            "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

            "LICENSE" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

            "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

            "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

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          "PARTNERSHIP" has the meaning ascribed to it in the forepart of this Agreement.

                  "PARTNERSHIP AGREEMENT" means the Amended and Restated Limited Partnership Agreement of Hallwood Realty Partners, L.P., dated as of June 7,
1990, as amended.

            "PERSON" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "POISON PILL" means the Partnership's Unit Purchase Rights Agreement with The First National Bank of Boston as Rights Agent, dated as of November 30, 1990, as amended.

            "PURCHASE PRICE" has the meaning ascribed to it in SECTION 1.2.

            "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

            "SALE UNITS" has the meaning ascribed to it in the forepart of this Agreement.

            "SELLER" has the meaning ascribed to it in the forepart of this Agreement.

            "UNITS" means units of limited partnership interests in the Partnership.


                                   Article VI
                                   STANDSTILL

        Each Seller and the persons signing as Additional Signatories below, each individually and on its own behalf, agree that, from and after the execution hereof, neither such Seller nor such Additional Signatory nor any of their respective Affiliates or Associates (as defined in the Poison Pill) (the "Covered Persons") will, nor will they authorize or permit any of their respective representatives in their capacity as such to: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or become the Beneficial Owner of, any units or other interest in the Partnership or direct or indirect rights to acquire any units or other interest in the Partnership (including in all cases equity securities and securities convertible into equity securities); provided, however, that neither Sellers nor the Additional Signatories shall be in violation of this subclause (i) if a Covered Person acquired, offered to acquire or agreed to acquire, or became the Beneficial Owner of, units or other interests in the Partnership without the knowledge of Sellers or the Additional Signatories, as the case may be; provided further, however, that if Sellers or the Additional Signatories become aware of such acquisition, offer or agreement, Sellers or the Additional Signatories shall use reasonable best efforts to, or cause the Covered Persons to, sell, transfer or otherwise dispose of such units or other interest in the Partnership; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any units (other than the Units beneficially owned by Sellers immediately after the Closing) or other interest in the Partnership; provided, however, that neither Sellers nor the Additional Signatories shall be in violation of this subclause (ii) if a Covered Person discusses the Partnership or voting matters

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related to any units or other interest in the Partnership, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization, liquidation, dissolution or other extraordinary transaction of or involving units or other interest in the Partnership, (iv) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) in connection with any units or other interest in the Partnership (other than to the extent it may be deemed to be part of a "group" with Purchaser by virtue of having entered into this Agreement or by virtue of the Units which will continue to be or were previously beneficially owned by Sellers), or (v) enter into any written arrangements, understandings or agreement with, or actively advise, assist or encourage, any persons in connection with any of the foregoing; provided that the foregoing shall not limit the right of Sellers to prosecute, in its discretion and at its sole cost and expense, the existing litigation entitled Gotham Partners, L.P. v. Hallwood Realty Partners, et al. (Civ. Act. No.
15754NC) and any appeal therefrom.


        Irreparable harm shall be presumed if any Person breaches any term or provision of this Article VI. Accordingly, Sellers and the Additional Signatories agree that Purchaser shall be entitled to an injunction and other equitable relief, without posting any bond or security in connection therewith, to prevent the breach of this Article VI. The equitable remedies contemplated hereby shall not be deemed to be exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

                                  Article VII
                                  MISCELLANEOUS

        7.1 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        7.2 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        7.3 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the party to be charged therewith.

        7.4 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, other than a person referred to herein, such as by reference to an Affiliate or indemnified person.

        7.5 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Purchaser without the prior written

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consent of the other parties, except that Purchaser may from time to time assign or otherwise transfer, in whole or in part, any or all of its rights, interests or obligations hereunder to its Affiliates; provided that any such assignment or transfer shall not relieve Purchaser of any of its obligations hereunder.
Subject to the prior sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        7.6 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        7.7 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        7.10 PURCHASER OBLIGATION.

             (a) Purchaser agrees to indemnify and hold Sellers and the Additional Signatories and their Affiliates and each of their respective officers, directors, partners, managers and employees (each, a "Seller Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees and expenses of counsel) which may at any time be imposed on, incurred by or asserted against any such Seller Indemnified Person, as the result of any action taken by (or failure to act of) Purchaser or its Affiliates following the execution and delivery of this Agreement with respect to, or associated or in connection with, the Partnership or Purchaser's interests therein, including the Sale Units (provided, that for avoidance of doubt, such obligation of Purchaser shall not arise out of the entry of the parties into this Agreement or any breach by Sellers or any Additional Signatory of any of their representations, warranties, covenants or agreements hereunder).

             (b) If a third party commences any action or makes any demand against a Seller Indemnified Person, such Seller Indemnified Person will promptly notify Purchaser in writing of such action or demand; provided that any failure of any Seller Indemnified Person to give such notice shall not relieve Purchaser of its obligations under this SECTION 7.10, except to the extent that Purchaser is actually prejudiced by such failure to give notice. Purchaser shall, at its own expense, defend any action for which such Seller Indemnified Person is entitled to indemnification hereunder and shall be entitled to control the defense of such action with counsel

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(which counsel shall be chosen by Purchaser and reasonably acceptable to
Sellers) who shall jointly represent Purchaser and its Affiliates and such Seller Indemnified Person; provided that in the event that a Seller Indemnified Person desires to participate in such action with counsel selected by such Seller Indemnified Person, such Seller Indemnified Person may do so at its sole cost and expense; provided further, however, that if counsel chosen by Purchaser cannot represent both Purchaser and such Seller Indemnified Person due to a disparity in the defenses available to Purchaser and to such Seller Indemnified Person, or other conflict of interest, such Seller Indemnified Person may participate in such action with counsel reasonably selected by such Indemnified Person at Purchaser's cost and expense.

            (c) Purchaser shall have the right to settle any action, so long as any such settlement results in a full release to all Seller Indemnified Persons subject to such action with respect to the matters asserted therein.

            (d) In the event that any Seller Indemnified Person brings a legal action against Purchaser in order to enforce its right to such indemnification, if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that: (i) such Seller Indemnified Person is so entitled to indemnification, then such Seller Indemnified Person asserting such claim shall also be entitled to recover the reasonable cost and expense of counsel incurred in asserting such claim and bringing such action against Purchaser; or
(ii) such Seller Indemnified Person has not prevailed in any such action, then such Seller Indemnified Person shall pay to Purchaser the reasonable cost and expense of counsel incurred by Purchaser and its Affiliates in defending such claim.

        7.11 FURTHER ASSURANCES. Sellers shall execute and deliver, or cause to be executed and delivered, to Purchaser such documents and agreements, and shall take or cause to be taken such actions, as Purchaser may, from time to time, request to carry out the terms and conditions of this Agreement. In addition to the foregoing and not in limitation thereof, each Seller hereby agrees to take such action and execute any transfer application or other documents (at the sole cost and expense of Purchaser) as may be reasonably requested by Purchaser to complete the transfer of the Sale Units contemplated herein and to permit Purchaser to seek to become a substituted limited partner in the Partnership.

        7.12 LIABILITY. Each Seller shall, each individually and on its own behalf, be liable with respect to all losses, costs, damages, judgments, suits, charges, expenses and disbursements (including reasonable fees and expenses of counsel) ("Losses") incurred or suffered by Purchaser or its Affiliates as a result of or arising out of a breach by any Seller under this Agreement, and in particular shall be liable for all Losses, of whatever nature, resulting from a breach by Sellers of the terms of Article VI (Standstill) hereof. The Additional Signatories shall, each individually and on his own behalf, be liable with respect to all Losses incurred or suffered by Purchaser or its Affiliates as a result of or arising out of a breach by such Additional Signatory of the terms of Article VI (Standstill) hereof. Other than as set forth in the preceding sentence, the Additional Signatories shall have no personal liability hereunder, unless such Additional Signatory shall have intentionally and knowingly caused a Seller to violate its obligations hereunder. Notwithstanding anything to the contrary set forth in this Agreement, neither any Seller nor any Additional Signatory shall be liable under Article VI for any action taken (or failure to take any action) by their respective Associates (as defined in the Poison Pill) unless (i) such Seller or such Additional Signatory, as the case may be, knew that such Associate was taking actions in violation of this Agreement; and (ii) such Seller or such

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Additional Signatory, as the case may be (A) had the opportunity to prevent such
Associate from taking such actions in violation of this Agreement and (B) did not use such opportunity to prevent such Associate from taking such action in violation of this Agreement.

        7.13 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by courier), when delivered,
(b) in the case of telecopy notice, when receipt has been confirmed by the transmitting telecopy operator. In each case notice shall be sent to the address of the party to be notified, as follows, or to such other address, telecopy number or person's attention as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

                           If to Purchaser:

                           High River Limited Partnership
                           767 Fifth Avenue
                           Suite 4700
                           New York, New York 10153
                           Attention: Keith L. Schaitkin, Esq.
                           Telephone: 212-702-4380
                           Facsimile:  212-688-1158

                           If to Sellers or Additional Signatories:

                           Gotham Partners, L.P.
                           110 East 42nd Street
                           New York, New York 10017
                           Attention: David S. Klafter, Esq.
                           Telephone: (212) 286-0300
                           Facsimile: (212) 286-1133

        7.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement by the parties to this Agreement shall survive indefinitely, except for the representation and warranty by Sellers set forth in
SECTION 2.5(b), which shall terminate and be of no further force and effect on December 31, 2003. For purposes of clarity, nothing in this SECTION 7.14 shall affect any claims asserted by Purchaser under SECTION 2.5(b) prior to December 31, 2003.

        7.15 TERMINATION. This Agreement may be terminated only upon the prior mutual written consent of each party hereto.

                            [Signature Page Follows]

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


PURCHASER:                                  SELLERS:
High River Limited Partnership              Gotham Partners, L.P.
By:  Barberry Corp., its general partner    Gotham Partners III, L.P.
                                            By:  Section H Partners, L.P., its
                                                 General Partner
     /s/ Carl C. Icah                            By:  Karenina Corp., its
By: ----------------------------                 General Partner
    Name: Carl C. Icahn
    Title:   President                      By: /s/ William A. Ackman
                                               ----------------------------
                                                 Name: William A. Ackman
                                                 Title:    President



                                            Gotham Holdings II, L.L.C.
                                            By: Gotham Holdings Management LLC,
                                                the Manager


                                            By: /s/ William A. Ackman
                                                ----------------------------
                                                Name: William. A. Ackman
                                                Title:   Senior Managing Member


                                            ADDITIONAL SIGNATORIES

                                                /s/ William A. Ackman
                                            ----------------------------
                                                  William A. Ackman

                                                /s/ David P. Berkowitz
                                            ----------------------------
                                                  David P. Berkowitz









    [Signature Page to the Unit Purchase Agreement dated as of March 1, 2003]